Exhibit 10.4

May 1, 2017

Werner Hugo

Dear Werner,

We are pleased to have you serve in the position of Senior Vice President, Trucking Operations of USA Truck, Inc. (the "Company"). The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to final approval by the Company's Board of Directors.

Compensation

•	Your annual base salary will be $250,000.00, which will be paid in monthly installments on the last business day of each month of employment in the amount of $20,833.33

•	You will participate in the established Company Management Bonus Plan, beginning in 2017. For 2017, you will be entitled to:

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A target cash bonus of 60% of your base salary for 2017 with a maximum attainment level of 150% of the bonus target, depending upon actual performance relative to goals determined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). This bonus will be prorated from your start date for the remainder of 2017;

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STIP (short term incentive plan) – An equity grant of restricted shares of the Company’s common stock equal to up to 30% (with a target of 18%) of your prorated base salary for 2017. The restricted shares awarded will be at target and based upon your prorated annualized base salary and the closing price of the Company’s common stock on the award date, with the opportunity for additional restricted shares to be earned up to maximum. Vesting of this award depends upon performance relative to goals established by the Committee, and is subject to additional time vesting. The Committee will determine whether such performance goals have been achieved in early 2018 following receipt of the Company’s fiscal year 2017 audited financial results, at which time some or all of the restrictive shares may be forfeited if the performance goals are partially achieved or not achieved, or additional restricted shares may be granted if the performance goals are achieved above the target level. The non-forfeited restricted shares will then vest 25% per annum, subject to continued employment and certain other forfeiture provisions. For example, if the Committee determines on January 31, 2018 that the performance goals for 2017 have been achieved at the target level, none of the restricted shares granted would be forfeited, 25% of the restricted shares will vest on the first anniversary of your start date, and the remaining restricted shares will vest in annual installments of 25% each, commencing January 31, 2019.

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With respect to the STIP award, upon the occurrence of a Payment Trigger described in subparagraph (ii) of Paragraph (L) of Section 1 of Exhibit A hereto, (i) if the Payment Trigger occurs prior to the date results are certified, then 75% of the target amount will vest on the Payment Trigger and the remainder will be automatically forfeited, and (ii) if the Payment Trigger occurs after the date results are certified, any unvested (and non-forfeited) portion will immediately vest in full on the Payment Trigger.

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LTIP (long term incentive plan) – You will be eligible to participate in the Company’s LTIP plan, whereby you will be eligible to receive a performance based equity grant or an equivalently valued award settled in cash, as determined by the Company, equivalent to a target amount of 60% of your base salary, up to a maximum grant equivalent to 100% of your base salary, based upon the attainment of certain Company objectives during the applicable performance period, as prescribed and approved by the Committee. Such grant will be based upon the closing price of the Company’s common stock on the award date. Full details related to any said grant, including but not limited to specific Company objectives, vesting criteria, and the duration of the performance period will be more fully described in the award agreement relating to such grant.

•	With respect to the LTIP award, you will have the same vesting as other senior executives upon the occurrence of such Payment Trigger.

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You will receive a cash bonus of $125,000, payable in two (2) equal installments – $62,500 of which will be payable promptly following your start date and the remaining $62,500 of said bonus will be payable on October 31, 2017, provided you and your family have established full time residency and completed your permanent relocation to the Van Buren/Fort Smith, Arkansas, area and you are continuously employed by the Company through October 31, 2017. Notwithstanding the foregoing, failure to complete your and your family’s permanent relocation to the Van Buren/Fort Smith, Arkansas area on or before October 31, 2017, or your failure to be continuously employed by the Company through such date will result in complete forfeiture of your rights to both installments of this bonus and will require an immediate repayment in full of the initial installment. Additionally, this bonus is contingent on continuous full time employment with the Company for at least 24 months following your start date. If your employment is terminated by the Company for cause or voluntarily by you at any time after October 31, 2017 and prior to the expiration of 24 months from your start date, you shall repay the $125,000 cash bonus on a pro-rated basis in relation to the portion of such 24 month period during which you are actually employed by the Company.

•	You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

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Your position with the Company requires that you establish full-time residency in the Van Buren/Ft. Smith, Arkansas, area for you and your family. To assist with your interim residency and timely relocation, you will receive a reimbursement allowance for reasonable transitional housing expenses, including meals and travel expenses (flights or mileage) and temporary housing for rental property through July 31, 2017. The aforementioned expense reimbursement allowance related to flights will include one basic coach-class airfare ticket paid for by the Company every two (2) weeks until July 31, 2017. Any mileage reimbursement(s) will be at the Company’s standard rate(s), in accordance with its standard reimbursement policies.

In addition, you will receive a one-time net payment of $50,000 as a relocation bonus payable by the Company once you have scheduled your and your family’s permanent relocation to the Van Buren/Ft. Smith, Arkansas, area with a moving/relocation service provider and you agree that full-time residency and permanent relocation of you and your family will be completed on or before October 31, 2017. In the event said relocation is not completed on or before October 31, 2017, you agree that you will not be eligible to receive said relocation bonus and must repay any amount(s) related to this relocation bonus to the Company. Once you have established full-time residency and permanent relocation in the Ft. Smith/Van Buren, Arkansas, area of you and your family, you will also receive a one-time net payment equal to the customary realtor commissions payable upon the sale of your current home in Arizona.

•      You will be provided a laptop and smart phone at the Company's expense.

•	The Company will also pay you the net amount for 90 days of COBRA coverage to assist you in continual coverage of your current healthcare plan during the mandatory waiting period.

•	All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes.

Benefits

•	You will receive four (4) weeks paid vacation per year.

•	You are eligible for, and may participate in, the Company's 401(k) Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	You are eligible for, and may participate in, the Company's Employee Stock Purchase Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	The Company is currently a sponsor of the Arkansas Best Federal Credit Union and you may be eligible to participate in programs made available to the Company's employees.

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You are eligible for, and may participate in, the Company's Medical, Dental and Vision and Prescription Drug plans subject to Company policies and the terms of those plans as in effect from time to time.

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You will receive $1,000 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $83.33 per month).

Confidential Information or Trade Secrets

You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, the Stock Ownership and Anti-Hedging and Pledging Policy, the Clawback Policy, and any other policies of the Company as they relate to employees, officers, or directors of the Company.

Executive Severance and Change in Control Agreement

You and the Company will enter into an Executive Severance and Change in Control Agreement in the form of Exhibit A attached hereto and incorporated by reference herein.

This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any reason or no reason, consistent with applicable law. Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time in its sole discretion.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with any covenant not to compete and/or similar obligations by which you are or may be bound. You also agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

We look forward to you joining USA Truck, Inc., and ask that you acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

/s/ James D. Reed

James D. Reed

President and Chief Executive Officer

Agreed and Accepted

   /s/ Johannes P. Hugo

Werner Hugo

05-02-2017

Date

Exhibit A

[Executive Severance and Change In Control Agreement Attached]